Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
X4 Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. 2017 Equity Incentive Plan	Other (2)	6,697,383 (3)	$0.751 (2)	$5,029,734.63	$0.0001476	$742.39
Total Offering Amounts					$5,029,734.63
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$742.39
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the X4 Pharmaceuticals, Inc. Amended and Restated 2017 Equity Incentive Plan (as amended from time to time, the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on January 19, 2024.

(3) Consists of 6,697,383 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2024, pursuant to an “evergreen” provision contained in the 2017 Plan. Pursuant to such “evergreen” provision contained in the 2017 Plan, on January 1 of each year from 2021 until (and including) 2027, the number of shares authorized for issuance under the 2017 Plan is automatically increased by a number equal to the amount equal to the least of (1) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (2) a number of shares determined by the Registrant’s Board of Directors.